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              COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES

            EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                          (Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended February 29, 2000 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                                             For Fiscal Years Ended February 29(28),

                                           ------------- - -------------- -- -------------- - ------------- -- -------------
                                               2000            1999              1998             1997             1996
                                           -------------   --------------    --------------   -------------    -------------
Net earnings                                   $410,243         $385,401          $344,983        $257,358         $195,720
Income tax expense                              220,955          246,404           220,563         164,540          130,480
Interest charges                                930,294          983,829           568,359         423,447          337,655
Interest portion of rental expense               19,080           14,898            10,055           7,420            6,803
                                           -------------   --------------    --------------   -------------    -------------

Earnings available to cover
  fixed charges                              $1,580,572       $1,630,532       $1,143,960         $852,765         $670,658
                                           =============   ==============    ==============   =============    =============

Fixed charges

  Interest charges                              930,294          983,829           568,359         423,447          337,655
  Interest portion of rental expense             19,080           14,898            10,055           7,420            6,803
                                           -------------   --------------    --------------   -------------    -------------

      Total fixed charges                      $949,374         $998,727          $578,414        $430,867         $344,458
                                           =============   ==============    ==============   =============    =============

Ratio of earnings to fixed charges                 1.66             1.63              1.98            1.98             1.95
                                           =============   ==============    ==============   =============    =============



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